Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated January 17, 2013 with respect to the statement of revenues and certain expenses of Pinnacle I, included in this Current Report on Form 8-K filed with the Securities and Exchange Commission on January 17, 2013.

/s/ Ernst & Young LLP

Los Angeles, California
January 17, 2013